UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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LANDCADIA HOLDINGS, INC.

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Potential Business Combination between Landcadia Holdings, Inc. and Waitr Incorporated May 2018

2 / Landcadia Important Information This investor presentation (“Investor Presentation”) is for informational purposes only and does not constitute an offer to s ell , a solicitation of an offer to buy, or a recommendation to purchase any equity, debt or other financial instruments of Landc adi a Holdings, Inc. (“Landcadia”) or Waitr Incorporated (“ Waitr ”) or any of Landcadia’s or Waitr’s affiliates. The Investor Presentation has been prepared to assist parties in making their own evaluation with respect to the pr oposed business combination (the “Business Combination”), as contemplated in the Agreement and Plan of Merger (the “Merger Agreement”), of Landcadia and Waitr and for no other purpose. It is not intended to form the basis of any investment decision or any other decision in respect o f the Business Combination. The information contained herein does not purport to be all - inclusive. The data contained herein is derived from various internal and external sources. No representation is made as to the reasonableness of the assumptions mad e within or the accuracy or completeness of any projections or modeling or any other information contained herein. Any data o n p ast performance or modeling contained herein is not an indication as to future performance. Landcadia and Waitr assume no obligation to update the information in this Investor Presentation. Important Information About the Business Combination and the Extension and Where to Find It In connection with the proposed Business Combination, Landcadia intends to file a preliminary proxy statement and a definitiv e p roxy statement with the United States Securities and Exchange Commission (“SEC”). In addition, Landcadia has filed a prelimin ary proxy statement and intends to file a definitive proxy statement to be used at its special meeting of stockholders to approve an extension of time in which Landcad ia must complete a business combination or liquidate the trust account that holds the proceeds of Landcadia’s initial public offering (the “Extension”). Landcadia will mail the definitive proxy statement relating to the Extension to its stockholders of record as of May 10, 2018. Landcadia’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statements and the amend me nts thereto and the definitive proxy statements and documents incorporated by reference therein filed in connection the Extension and the Business Combination, as these material s w ill contain important information about the Extension, Waitr , Landcadia and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of Landcadia as of a record date to be establi she d for voting on the Business Combination. Stockholders will also be able to obtain copies of the preliminary proxy statements , t he definitive proxy statements and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web si te at www.sec.gov, or by directing a request to: Landcadia Holdings, Inc., 1510 West Loop South, Houston, Texas 77027, Attent ion : General Counsel, (713) 850 - 1010. Participants in the Solicitation Landcadia and its directors and executive officers may be deemed participants in the solicitation of proxies from Landcadia’s stockholders with respect to the Business Combination and the Extension. A list of the names of those directors and executive o fficers and a description of their interests in Landcadia is contained in Landcadia’s annual report on Form 10 - K for the fiscal year ended December 31, 2017, which was filed with the SEC and is available free of c harge at the SEC’s web site at www.sec.gov, or by directing a request Landcadia Holdings, Inc., 1510 West Loop South, Houston , Texas 77027, Attention: General Counsel, (713) 850 - 1010. Additional information regarding the interests of such participants wil l be contained in the proxy statement for the Business Combination and the Extension when available. Waitr and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockh ol ders of Landcadia in connection with the Business Combination. A list of the names of such directors and executive officers a nd information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available. Forward - Looking Statements This presentation includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the Private Securi ties Litigation Reform Act of 1995. Landcadia’s and Waitr’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “bud get ,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “contin ue, ” and similar expressions are intended to identify such forward - looking statements. These forward - looking statements include, without limitation, Landcadia’s and Waitr’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfacti on of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward - looking statements involve significant risks and unc ertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outs ide Landcadia’s and Waitr’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any even t, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the outcome of any legal p roc eedings that may be instituted against Landcadia and Waitr following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete t he Business Combination, including due to failure to obtain approval of the stockholders of Landcadia or other conditions to clo si ng in the Merger Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merge r A greement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another part y f or an alternative business transaction that could interfere with the proposed Business Combination; (6) the inability to obtain or maintain the listing of the post - acquisit ion company’s ordinary shares on Nasdaq following the business combination; (7) the risk that the Business Combination disrup ts current plans and operations as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the B usi ness Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and man age growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the po ssi bility that Waitr or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other ris ks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” th erein, and in Landcadia’s other filings with the SEC. Landcadia cautions that the foregoing list of factors is not exclusive. Landcadia cautions reader s not to place undue reliance upon any forward - looking statements, which speak only as of the date made. Landcadia does not undertake or accept any o bligation or undertaking to release publicly any updates or revisions to any forward - looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. No Offer or Solicitation This presentation shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This presentation shall also not constitute an offer to sell or the solicitation of an o ffe r to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration o r q ualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a pr ospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended. Industry and Market Data In this presentation, we rely on and refer to information and statistics regarding market participants in the sectors in whic h Waitr competes and other industry data. We obtained this information and statistics from third - party sources, including reports by ma rket research firms, and company filings. Historical and Projected Financial Information The historical financial information contained herein has been prepared on a cash basis and not in accordance with generally acc epted accounting principles (“GAAP”), has not been audited, reviewed, compiled or been subject to any procedures by any indep end ent auditors and actual historical financial information could differ materially from the information contained herein. This presentation contains financial forecasts, including with respect to Waitr’s gross food sales and revenue for Waitr’s fiscal years 2018 - 2020. These financial forecasts were prepared in good faith by Landcadia and Waitr on a basis believed to be reasonable. Such financial forecasts have not been prepared in conformity with GAAP. Neither Landcadia’s nor Waitr’s independent auditors have audited, reviewed, compiled or performed any procedures with respect to the projections for the pur po se of their inclusion in this presentation, and accordingly, neither of them expressed an opinion nor provided any other form of assurance with respect thereto for the purpose of this presentation. These projections are for il lustrative purposes only and should not be relied upon as being necessarily indicative of future results. Certain of the abov e - m entioned projected information has been provided for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective fi nancial information are inherently uncertain and are subject to a wide variety of significant business, economic and competit ive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Projections are inherently un certain due to a number of factors outside of Waitr’s control. Accordingly, there can be no assurance that the prospective results are indicative of future performance of Waitr or the combined company after the Business Combination or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this presentation should not be re garded as a representation by any person that the results contained in the prospective financial information will be achieved. Trademarks As of the date of this presentation, Waitr had two trademarks registered in the United States, including “ Waitr .” This presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the pro per ty of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this presentation are listed without the TM, SM, © and ® sy mbols, but Waitr will assert, to the fullest extent under applicable law, its rights or the rights of the applicable owners, if any, to these tr ademarks, service marks, trade names and copyrights.

3 / Landcadia Today’s Presenters ▪ Tilman J. Fertitta – Landcadia Holdings, Inc. Co - Chairman and Chief Executive Officer ▪ Steven L. Scheinthal – Landcadia Holdings, Inc. Vice President, General Counsel and Secretary ▪ Chris Meaux – Waitr , Inc. Founder & Chief Executive Officer ▪ Dave Pringle – Waitr , Inc. Chief Financial Officer

4 / Landcadia Delivering On Landcadia’s Investment Thesis x Restaurant ordering and food delivery technology platform x Massive underpenetrated market x Tremendous organic growth x Actionable acquisition opportunities to drive scale x Great customer experience and differentiated value proposition for restaurant partners x Capital efficient model with strong unit economics – with a proven track record x Significant operating leverage on par with industry leaders x Highly complementary with Landcadia’s sponsors

5 / Landcadia Landcadia Brings Industry Expertise And Strong Sponsorship x Access to Tilman J. Fertitta and the Landry’s management team x Immediate access to restaurants to seed new growth markets x Promotion of Waitr as a delivery partner within Fertitta’s portfolio of over 4 million loyalty members across Landry’s restaurants and Golden Nugget Casinos x Tilman J. Fertitta will drive elevated media exposure nationally and in strategic markets for Waitr x Partnership with NBA Houston Rockets - over 9 million Facebook followers alone

Summary Transaction Terms*

($ and shares in millions, except per share values)

Transaction Terms

- Pro-forma enterprise value of $388 million
  - Implied 2018E revenue multiples of 6.0x - 6.5x(1)
  - Implied 2019E revenue multiples of 3.0x - 3.2x(2)
- $158 million of cash to fund growth initiatives and for general corporate purposes
- Existing Waitr owners receive total consideration of $308 million(3)
  - Transaction consideration includes $75 million of cash and 22.5 million of shares in Landcadia at close(4)

Sources & Uses

Sources of Funds	
Landcadia Cash	$252.8(3)
Waitr Rollover Equity	225.0
Total Sources	**$477.8**

Uses of Funds	
Cash to existing Waitr Shareholders	$75.0
Fund Balance Sheet	157.8
Waitr Rollover Equity	225.0
Estimated Fees & Expenses	20.0
Total Uses	**$477.8**

Pro-Forma Illustrative Enterprise Value at Close

Pro-Forma Shares Outstanding	54.5
LCA Illustrative Price per Share	$10.00
Equity Value	$545.4
Less: Pro Forma Cash	157.8
Pro-Forma Enterprise Value	**$387.6**

Illustrative Post-Transaction Ownership Breakdown

Pro Forma Ownership - Fully Diluted		%
LCA Shares	25.0(5)	46%
Waitr Rollover Shares	22.5	41%
LCA Founder Shares	6.3	11%
Waitr Unvested Options	0.8(4)	1%
Total Shares Outstanding	**54.5**	

* The information on this slide assumes no redemptions by Landcadia's public stockholders.

(1) Assumes 2018E net revenue (excl. gratuity) of $60M - $65M.

(2) Assumes 2019E net revenue (excl. gratuity) of $120M - $130M.

(3) Represents the maximum amount of cash. Includes gross cash in trust without excluding income taxes payable per 3/31 balance sheet. Minimum cash consideration is $50.0M less the aggregate Waitr convertible note cash out amount, less the aggregate cash amount payable to the non-accredited Waitr stockholders. The total number of shares outstanding will increase as the cash to existing shareholders decreases.

(4) Approximately 793,000 unvested options of Waitr will be rolled over into new options issued by Landcadia.

(5) Includes 638,561 shares owned by Landcadia's sponsors as of December 31, 2017 or 1.2% of the pro forma entity.

WAITR / Landcadia
6

7 / Landcadia Comparable Company Benchmarking 2018E & 2019E Revenue Growth Source: Company filings and Capital IQ as of 5/15/18. (1) Waitr multiples assume a pro forma enterprise value at close of $387.6M. (2) Net revenue excludes gratuity. 2018 Median: 40% 125%+ 41% 40% 40% 30% 100%+ 26% 39% 29% 21% 6.0x - 6.5x 9.8x 9.1x 8.3x 7.4x 3.0x - 3.2x 7.8x 6.5x 6.5x 6.1x 2018E & 2019E Revenue Multiple (1) 2018 Median: 8.7x 2019 Median: 6.5x Operating and Trading Metrics 2019 Median: 27% 2018E Implied Revenue: $60M - $65M (2) 2019E Implied Revenue: $120M - $130M (2)

8 / Landcadia Company Overview

9 / Landcadia Orders Waitr Has Accomplished A Great Deal In A Short Period Of Time 2014 2015 2016 2017 2018E Founded 2013 Launched 1 st Market in Lake Charles in late 2014 Launched 2 nd Market in Lafayette in April 2015 Launched 3 rd Market in Baton Rouge in January 2016 3 11 24 45+ markets markets markets markets Begin Grocery Delivery March 2017 6M Cumulative Orders 26 Markets Profitable January 2017 1M Cumulative Orders 2013 19,000 March 2018 10,000 September 2017 5,000 January 2017 1,000 March 2016 Orders Per Day (1) (1) Monthly average.

10 / Landcadia Waitr Investment Highlights 10 Massive Restaurant Delivery Market Is Underpenetrated And Moving Online Leading Position In Our Current Markets With A Marketplace Model And Proven Expansion Strategy Strong Value Proposition To Customers And Restaurants Powered By A Differentiated Proprietary Technology Platform High Growth Business Model Built In A Capital Efficient Manner Partnership With Landcadia Is Expected To Accelerate Growth And Entrench Competitive Positioning 1 2 3 4 5 6

11 / Landcadia Massive Restaurant Delivery Market Is Underpenetrated And Moving Online …Creating A Massive Addressable Market Consumers Are Moving Online… Online Restaurant Delivery Is Expected To Double … With Restaurants Following Suit … 6% 11% 2016 2022E $520B Total U.S. Restaurant Industry $13B Current U.S. Online Restaurant Delivery $220B Total U.S. Restaurant Industry Off - Premise (1) Source: Wall Street Research. (1) Includes drive - thru. Online Restaurant Delivery Revenue As A % Of Total Restaurant Industry Off - Premise (1) $13B $32B U.S. Market Size Shopping Transportation Hospitality Digital Media / /

12 / Landcadia Waitr Focuses On A Massive Underserved Market Core market represents 35% of U.S. restaurants Number of U.S. Restaurants By Market Population (1) 179K 177K 205K 28K Top 10 11 - 50 51 - 500 500+ 12% 88% 11-50 51-500 Market Ranking by Population Waitr Targets Underserved Tier Two and Three Markets Restaurants On Waitr’s Platform By Market Population Rank (1) Source: U.S. Census Bureau, Bureau of Labor Statistics.

13 / Landcadia Waitr’s Marketplace Platform Connects Consumers And Restaurants x Discovery x Convenience x Personalization Consumers Restaurants x Higher Average Order Value And Incremental Orders x Deep Restaurant Integration x Rich Customer Data 4,700+ Restaurants Under Contract (2) 541K+ Active Diners (1) (1) Diners who have placed an order over the past 12 months as of Q1 2018. (2) As of 4/16/18. (3) Number of drivers who were active in Q1 2018. Drivers x Primarily W - 2 Employees With Scheduled Hours 5,800+ Active Drivers (3)

14 / Landcadia Supporting Waitr’s Restaurant Customers: Its Drivers Background - checked , trusted partners Ability to schedule and optimize performance Quality control for demeanor, appearance, safety Readily identifiable and uniformed Stable jobs enhance reputation in community Every driver interviewed in - person with city team

15 / Landcadia Waitr Has Created A Great Consumer Experience For Online Discovery And Ordering Personalize your experience 2 Choose Your Order & Customize With Add - Ins 4 Pick your location 1 Enjoy 6 Track Your Order 5 Discover New Restaurants 3

Delivering A Differentiated Experience For Restaurants

Partnership Focused
Restaurant Experience

- ✓ Upfront restaurant investment
- ✓ Menu onboarding & photography
- ✓ In-market local team support

Attractive Pricing
For Restaurants

- ✓ Most attractive transaction pricing
  - 15% commission versus ~30% at competitors
- ✓ ~2 – 4 week restaurant payback on upfront investment

Partner Marketing
To Restaurants

- ✓ Access to our marketing resources
- ✓ In-store marketing collateral
- ✓ Actionable data insights & analytics

Customer Service
And Driver Relationships

- ✓ Dedicated restaurant support
- ✓ Live consumer support
- ✓ Professionally branded drivers

Substantial Uplift For Waitr's Restaurant Partners

1.8x more sales per restaurant(1)

Market Cohorts Three Years on Platform vs One Year on Platform

(1) For period Q1 2018.

WAITR / Landcadia 16

17 / Landcadia A Growing List Of Leading Restaurant Partners Waitr is Focused on Serving Local Independent Restaurants And Supports Regional and National Chains and Franchises 4,700+ Restaurants Under Contract Note: As of 4/16/18.

How Waitr Launches And Grows New Markets

Phase 0	Phase 1	Phase 2	Phase 3
Pre-launch markets	**0-100 Orders per day**	**100-1,000 Orders per day**	**1,000+ Orders per day**

Phase 0 – Pre-launch markets

- ~$200K average cost
- 1 new market launched every 2 weeks
- Identification of markets and key restaurant partners
- Building supply and stimulating early demand, awareness, app installs
- Launch with 40+ restaurants
- 1:1 driver to restaurant initially
- City Manager for driver operations

Phase 1 – 0-100 Orders per day

- Rapid growth in restaurants and users
- Optimizing orders per driver in the field

Phase 2 – 100-1,000 Orders per day

- Market breakeven ~350 orders per day
- Word of mouth increases restaurant interest
- Managing orders per driver in the field
- Hire more drivers to handle increase in volume

Phase 3 – 1,000+ Orders per day

- Sustainable profitability in market
- Order per driver per hour, driving margin into the system

Average number of days for new markets:

Phase 0	Phase 1	Phase 2
60	6	30-90

WAITR / Landcadia
18

19 / Landcadia New Market Opportunities 2015 2016 2017 2018E 2019E 31 3 10 24 45+ 70+ x Proximity: 11 states with major interstate connectivity, 105 million people, 32% of US addressable population x Population Size: 50,000 - 750,000 x Other Factors: • Leverage Waitr Restaurant Partner Network • Restaurant Spending per Capita x Tip Credit: many states count tips toward wages x Competitive Presence: focus on the underserved market in secondary and tertiary cities ~200 New Markets Identified within this Footprint 8 30 20 8 8 4 6 2 1 4 6 5 9 3 7 4 8 Interstate 16 31 2 2 1 3 4 4 4 5 6 7 8 9 8 8 8 6 20 30 Total Number of Markets Served by Year: Current Business Plan Note: As of Q1 2018.

20 / Landcadia Note: Date shown below market represents date launched. Late 2014 January 2016 November 2017 Days to reach 1,000 Cumulative Orders Improving Launches In New Markets 76 32 12 6 Lake Charles Baton Rouge Birmingham Jackson June 2017

21 / Landcadia 1/16 6/16 10/16 2/17 7/17 11/17 3/18 1/16 6/16 10/16 2/17 7/17 11/17 3/18 1/16 6/16 10/16 2/17 7/17 11/17 3/18 1/16 6/16 10/16 2/17 7/17 11/17 3/18 #1 #2 #3 #4+ Waitr Is Winning Versus The Competition Market Rank by Number of Restaurants on Platform in Each Market #1 Little Rock, AR Google Trends Web Search Interest Source: Google Trends. Note: Shown as 8 - week moving average; information from 1/1/2016 through 3/31/2018. Note: Defined by the number of restaurants served by Company in market vs. Grubhub , UberEats and BeyondMenu . Based on company websites. New Orleans, LA Baton Rouge, LA Mobile, AL / Pensacola, FL Launched January 2016 Launched July 2016 Launched July 2017 Launched June 2017

22 / Landcadia Waitr Outperforms The Competition Share of April 2018 sales in cities where Waitr operates 0% 10% 20% 30% 40% 50% Competitor 5 Competitor 4 Competitor 3 Competitor 2 Competitor 1 Market Share Average Monthly Customer Retention (1) : 30% Source: Second Measure. (1) Weighted average one year monthly customer retention for customers who made their first purchase with each company between Ap ril 2016 and May 2017. (2) Industry includes top five competitors that overlap with Waitr’s markets. Industry Average : 17% (2) 75%+ outperformance versus competition

23 / Landcadia Experienced Founder - Led Management Team Dave Pringle Chief Financial Officer Chris Meaux Co - Founder & Chief Executive Officer Meaux’s 2 Geaux Tyson Queen Director of Sales & Marketing Coco Pahl Head of Product Evan Diaz de Arce Co - founder, Finance Addison Killebrew Co - founder, Chief Innovation Officer Sonny Mayugba Chief Marketing Officer Travis Boudreaux Director of Software Engineering Manuel Ramirez Co - Founder, Chief Architect Joe Stough Chief Strategy Officer

24 / Landcadia Financial Highlights

25 / Landcadia Waitr Financial Highlights 25 Note: As of Q1 2018. (1) Gross Food Sales is equal to food receipts, plus taxes, prepaid gratuities, delivery fees, and upcharge. (2) Net revenue excludes gratuity payments. (3) On a net revenue basis Massive Growth Continues 160%+ Q1 2018 Year - Over - Year Gross Food Sales (1) Growth 1 Proven Market Economics and Marketplace Model With Positive Contributions in 26 of 31 Markets 2 Strong Gross Profit with 30%+ Gross Margin to Net Revenue (2) 3 Proven Customer Return On Investment With Over 10x Lifetime Value (3) / Customer Acquisition Cost 4 Capital Efficient Business Model With Only ~$26M In Capital Raised To Date 5

26 / Landcadia 1,099 3,719 1,655 4,589 2016 2017 Q1'17 Q1'18 Contracted Restaurants Rapid Growth And Scale (1) Restaurant retention calculated using historical restaurant churn since inception. Excludes restaurant closures. (2) Diners who have placed an order over the past 12 months. (3) Diner retention is quarterly as of Q1 2018. 118 419 174 541 2016 2017 Q1'17 Q1'18 Active Diners (2) 874 3,400 578 1,529 2016 2017 Q1'17 Q1'18 Orders (in thousands) (in thousands) 289% Y - o - Y Growth 90% Retention (3) 99% Retention (1)

27 / Landcadia Number of Orders per Quarter by Annual Market Cohort (1) Continued Improvements In Market Cohorts (in thousands) 0 100 200 300 400 500 600 700 800 0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 Orders per Quarter Quarters Since Market Launch 2017 2016 2015 (1) Annual market cohort refers to all markets established by Waitr in a respective year.

28 / Landcadia Gross Margin Average Orders per Day 2017 2016 2015 Market Cohort Note: YTD as of Q1 2018; Gross Margin defined as gross profit / adjusted net revenue (excluding pass through gratuity). Cost of sales primarily consists of driver costs, payroll and expenses for city - level teams and credit card processing fees. 2018 12 6 3 Profitable Gross Margin 5 (40%) (20%) 0% 20% 40% 60% 80% 350+ Proven Market Contribution – Gross Margin

29 / Landcadia High Growth Profile Net Revenue Growth: Gross Food Sales (1) ($ Millions) (1) Gross Food Sales is equal to food receipts, plus taxes, prepaid gratuities, delivery fees, and upcharge. (2) Net revenue excludes gratuity payments. Net Revenue (2) Gross Food Sales Growth: 110%+ 90%+ 275%+ 70%+ 125%+ 100%+ 170%+ ~70%+ ~$30 ~$120 $255 - $275 $500+ $850+ 2016 2017 2018E 2019E 2020E <$10 ~$27 $60 - $65 $120 - $130+ $200 - $220+ 2016 2017 2018E 2019E 2020E

30 / Landcadia Q1 Update Net Revenue Growth: Gross Food Sales (1) ($ Millions) (1) Gross Food Sales is equal to food receipts, plus taxes, prepaid gratuities, delivery fees, and upcharge. (2) Run rate gross food sales and orders calculated as Q1 2018 actual numbers multiplied by four. 125%+ 100%+ 170%+ ~70%+ ~$30 ~$120 $216 $255 - 275+ 2016 2017 Q1 2018 Run Rate 2018E Number of Restaurants 1,099 3,719 4,589 ~5,500 Number of Orders 874 thousand 3.4 million 6.1 million 7.2 - 7.7 million Number of Markets 10 24 31 45+ (2)